Exhibit 10.2
Michael Jessee
2006 Plan Year

REVISED
AMENDED SALARY DEFERRAL
AND MEMBERSHIP AGREEMENT

THIS SALARY DEFERRAL AND MEMBERSHIP AGREEMENT (“Agreement”) made this 28th day of December, 2005, by and between the Federal Home Loan Bank of Boston (the “Employer”) and Michael A. Jessee (the “Member”):

WITNESSETH

WHEREAS, the Member has been designated by the Personnel Committee of the Board of Directors of the Federal Home Loan Bank of Boston as eligible to defer a portion of his compensation from the Employer under the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan (the “Thrift Benefit Equalization Plan” or the “Plan”); and

WHEREAS, the Member desires to make such deferrals with respect to the 2006 calendar year; and

NOW, THEREFORE, the Employer and the Member hereby agree as follows:

1.                                       Subject to the provisions of Article III of the Thrift Benefit Equalization Plan, the Member shall make deferrals for the period beginning on January 1, 2006 and ending December 31, 2006. Such deferral may be discontinued only in accordance with the provisions of Article III of the Plan regarding financial hardship. In order to make elective deferrals for 2006, the Member must execute an Agreement no later than December 30, 2005.

2.                                       Salary Deferrals

(a)                                  During the period of this Agreement, the Member directs that the Bank reduce his Base Salary (as defined in the Thrift Benefit Equalization Plan) that would be payable to him by the Bank during 2006 after his 401(k) contributions under the Thrift Plan would cease due to the application of the Code Limitations (as defined in the Thrift Benefit Equalization Plan) by [ 11%] [up to 100%]. Such reduction, if any, shall be made ratably in each payroll period commencing after the date of this Agreement or the date the 401(k) contributions would cease due to the Code Limitations, if later. The Bank agrees to make such reduction, and to credit such amount to the Member’s Account under this Agreement.

(b)                                 The Member understands that the reductions in his or her Base Salary as described in this paragraph 2 will be made, if, and only if, the Member has elected to contribute the maximum amount of 401(k) contributions under the Thrift Plan for the calendar year as permitted by the Code Limitations.

(c)                                  For purposes of this Paragraph 2, any change made to the Member’s rate of 401(k) contributions after December 31, 2005 shall be disregarded in determining the amount of deferral under the Thrift Benefit Equalization Plan.

3.                             The Member elects to defer receipt of an amount equal to [ 100%] [up to 100%] of the sum of any regular account contributions or 401(k) account contributions to the Thrift Plan for 2006 that would otherwise be returned to the Member under the Thrift Plan after the end of 2006 on account of the Code Limitations. Such reduction in compensation shall be made ratably over the payroll periods remaining in the first calendar quarter following the date the amount is determined.

4.                             The Member elects to defer receipt of [ 45%] [up to 100%] of his Incentive Compensation otherwise payable to him in such year.

5.                             The Member acknowledges that, by signing this Agreement, the Employer is specifically authorized to reduce the Member’s base pay and/or incentive compensation by the percentages or amounts specified in paragraphs 2, 3, and 4. Any such reduction shall be made from the base pay payable to the Member, during payroll periods, on and after the effective date of this Agreement or the date the Member’s 401(k) contributions cease under the Thrift Plan due to the statutory limit, if later. With respect to an election on an initial Salary Deferral Agreement, such reduction, if any, shall apply to compensation earned by the Member in payroll periods beginning after this Agreement is submitted to the Committee.

6.                             All amounts deferred under this Agreement may be held by the Employer for eventual distribution to the Member or his beneficiary in accordance with the provisions of the Thrift Benefit Equalization Plan. All amounts payable hereunder will be paid by the Employer from its general assets.

7.                             The Member elects to have the following percentages of his elective contribution additions, incentive compensation contribution additions, and employer matching contribution additions for 2006 credited under the Thrift Benefit Equalization Plan to his Retirement Account and Post-Secondary Education Subaccount as follows:

		Post-Secondary
	Retirement	Education
	Account	Subaccount	Total
Elective Contribution Additions	100%	_____%	=100%

Incentive Compensation Contribution Additions	100%	_____%	=100%

Employer Matching Contribution Additions	100%	_____%	=100%

The additions credited to the Post-Secondary Education Subaccount for 2006 shall be allocated to specific Post-Secondary Education Subaccounts in the proportions and paid in accordance with the distribution elections specified below. If you elect to have compensation deferred under the Post-Secondary Education Subaccount, then you should elect a date on which you will receive a distribution. Under the American Jobs Creation Act, payments of compensation deferred after 2004 cannot be based upon your child entering college.

Post-Secondary Education Subaccount Payment Date:  __________________

8.                                       Payment Date for Retirement Account. [Note: If this is not your initial Deferral Agreement, complete this paragraph only if you want to change your payment trigger event for your Retirement Account. Otherwise cross out this paragraph.]

~~The Member elects to have amount credited to his Retirement Account paid in full or distributed pursuant to his election under paragraph 9 below, as soon as practicable following the:~~

        ~~☐   Valuation Date, or                     ☐      January 1~~

~~coincident with or following the payment trigger event checked below:~~

~~(    )         The Member’s separation from service from the Bank.~~

~~(    )                            The Member’s attainment of age ____ [enter an age], which shall not be  earlier than age 50 nor later than age 70½, and shall not be fewer than three (3) years subsequent to his current age.~~

~~(    )                            The earlier of the Member’s separation from service from the Bank or attainment of age _____ [enter an age], which shall not be earlier than age 50 nor later than age 70½, and shall not be fewer than three (3) years subsequent to his current age.~~

~~(    )                            The later of the Member’s separation from service from the Bank or attainment of age _____ [enter an age], which shall not be earlier than age 50 nor later than age 70½.~~

~~If no election is made under this paragraph, payment will be made as soon as practicable following the Valuation Date coincident with or following the Member’s termination of employment.~~

~~Notwithstanding the preceding, the Member understands that in the event of his death the balance in his Account will be paid as soon as administratively practicable to the Member’s Beneficiary on or after the Valuation Date coincident with or next following his date of death.~~

9.                                  Payment Form for Retirement Account. Check one box. [Note: If this is not your initial Deferral Agreement, complete this paragraph only if you want to change your form of payment. Otherwise, cross out this paragraph.]

~~The Member elects to have this Retirement Account disbursed as follows:~~

~~(    )           In a cash single sum.~~

~~(    )                                 In semi-annual cash installments over a period of [    ] years, [not to exceed ten years], payable as of January 1 and July 1 of each calendar year.~~

~~If a Member fails to make an election under this paragraph 9, payment will be made in a cash single sum.~~

10.                                 The Member understands that any change under paragraph 8 or 9 above with respect to deferrals prior to 2006 shall become effective at such time as may be allowed under the Program as amended by the Bank consistent with the requirements of Section 409A of the Internal Revenue Code and IRS regulations and guidance (including IRS Notice 2005-1).

11.                            This Agreement shall be subject to and governed by all of the terms and provisions of the Thrift Benefit Equalization Plan, and any administrative rules and procedures the Employer has set up for the Plan, and all elections made by a Member will only be effective in accordance with the terms of the Plan and the administrative rules and procedures. The duties and obligations of the Employer under the Plan and this Agreement shall be carried out by the Personnel Committee of the Employer’s Board of Directors.

12.                            Nothing in this Agreement shall obligate the Employer to retain the Member in his capacity as an officer or employee of the Employer.

13.                            Subject to the provisions of Section 3.06 of the Thrift Benefit Equalization Plan regarding financial hardship, the deferrals specified by the Member under paragraphs 2, 3 and 4 of this Agreement shall be irrevocable, except that changes may be allowed as provided under regulations, revenue rulings, notices or other guidance issued by the U.S. Department of Treasury or the Internal Revenue Service.

14.                            The Member acknowledges that he or his beneficiary shall be responsible for all federal, state and local income taxes on all benefits attributable to the Member under the Plan when they become due and payable.

15.                                 The Member acknowledges that he has read and received a copy of the Thrift Benefit Equalization Plan and this Agreement. This Agreement is made pursuant to the terms and conditions of the Plan. All such provisions of the Plan, including the terms defined therein are incorporated herein and are expressly made a part of this Agreement by reference. To the extent that any provision of this Agreement conflicts with any provisions of the Plan, the terms of the Plan, as applicable, shall control.

The Member further acknowledges that new legislation, known as the American Jobs Creation Act of 2004, has recently been enacted which contains provisions that change the longstanding rules applicable to nonqualified deferred compensation plans, such as the Bank’s Thrift Benefit Equalization Plan, effective for deferrals of compensation after December 31, 2004. The Member understands that significant changes will be made to the Thrift Benefit Equalization Plan in order to be able to defer compensation under this Agreement on a tax advantaged basis. You will be afforded another opportunity to consider this time and form of payment for your 2005 and 2006 deferrals in connection with any changes made to the plan by the Bank in light of IRS final regulations under Section 409A.

16.                            Subject to the provisions of the Plan, the Board may amend or terminate the Plan or this Agreement at any time and for any reason.

IN WITNESS WHEREOF, the Employer, by its duly authorized officers, and the Member, have executed this Agreement the day and year first above written.

FEDERAL HOME LOAN BANK OF BOSTON

		By:	/s/ ELLEN M. MCLAUGHLIN

		Title:	Senior Vice President

ATTEST: (SEAL)

By:	/s/ JANELLE K. AUTHUR

Title:	FVP/Exec. Director of Human Resources

MEMBER	/s/ MICHAEL A. JESSEE